Exhibit 10.34

February 14, 2003

Glenn Reinus

3006 Barton Point Circle

Austin, TX. 78733

e-mail: glennreinus@yahoo.com

Dear Glenn,

I am pleased to extend you an offer to join Rackspace Managed Hosting as Vice President/Sales beginning as soon as is mutually agreeable between you and Lanham Napier. We are offering you a bi-weekly compensation of $5,769.23, which is $150,000.00 annualized. Additionally, you will have the opportunity to earn up to $100,000.00 (annualized) in bonuses based on agreed upon performance goals. You will receive 360,000 stock options priced at fair market value. (Details of the options are contained in a separate Stock Options Agreement.) The Company also offers an excellent benefits package including medical, dental, disability, and life insurance. Your insurance coverages will go into effect on your start date.

The contents of this letter do not form an employment contract or alter your at-will employment status. All Company personnel are at-will employees. This means that either the Company or the employee may terminate the employment relationship at any time, for any reason or no reason. Only the Chief Executive Officer or President may enter into any agreement to the contrary, whether verbal or written, with any employee. If such Chief Executive Officer or President should choose to enter into an agreement to the contrary, it must be a written agreement signed by one of such officers to be valid.

Again, I am pleased to represent Lanham Napier in offering you the opportunity to join Rackspace Managed Hosting.

Sincerely,

/s/ Karla V. Fulton
Karla V. Fulton
Director of Employee Services

I accept the offer to join Rackspace Managed Hosting as VP/Sales and agree to the terms outlined above.

/s/ Glenn Reinus	2-14-03
Signature	Date

Setting the Standard in Managed HostingTM

112 East Pecan, Suite 600    San Antonio, TX 78205    PH: 210 892 4000    FX: 210 892 4329    www.rackspace.com

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